UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2014

OLYMPIC STEEL, INC.

(Exact name of registrant as specified in its charter)

Ohio	000-23320	34-1245650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22901 Mill Creek Blvd. Suite 650 Highland Hills, OH	44122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 292-3800

5096 Richmond Road, Bedford Heights, Ohio 44146

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2014, Olympic Steel, Inc., an Ohio corporation (the “Company”), and certain of its wholly-owned domestic direct and indirect subsidiaries (collectively with the Company, the “Borrowers”) entered into a Second Amended and Restated Loan and Security Agreement (the “Loan Agreement”), with the lenders party thereto (the “Lenders”) and Bank of America, N.A., as Agent for the Lenders.

The Loan Agreement provides for, among other things: (i) a revolving credit facility of up to $340 million, including a $60 million sub-limit for letters of credit and (ii) a first in, last out revolving credit facility of up to $25 million. Under the terms of the Loan Agreement, the Borrowers may, subject to the satisfaction of certain conditions, request additional commitments under the revolving credit facility in the aggregate principal amount of up to $160 million to the extent that existing or new lenders agree to provide such additional commitments.

The obligations of the Borrowers under the Loan Agreement are secured by a first priority security interest in substantially all of the existing and future personal property of the Company and the other Borrowers, including 65% of the voting capital stock of certain of the Borrowers’ direct foreign subsidiaries, subject to certain exceptions. Each of the Company and each other Borrower is jointly and severally liable for the obligations under the Loan Agreement.

The interest rates per annum applicable to loans, other than swing line loans, under the Loan Agreement will be, at the Borrowers’ option, equal to either a base rate or a LIBOR rate, in each case plus an applicable margin percentage. The applicable margin percentage is based on excess availability under the credit facilities provided in the Loan Agreement.

The Loan Agreement matures on June 30, 2019.

The Loan Agreement contains customary representations and warranties and certain covenants that limit the ability of the Borrowers and certain subsidiaries to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay distributions on, redeem or repurchase capital stock or redeem or repurchase subordinated debt; (iii) make investments; (iv) sell assets; (v) enter into agreements that restrict distributions or other payments from restricted subsidiaries to the Company; (vi) incur or suffer to exist liens securing indebtedness; (vii) consolidate, merge or transfer all or substantially all of their assets; and (viii) engage in transactions with affiliates. In addition, the Loan Agreement contains a financial covenant that measures the ratio of the amount of the Borrowers’ consolidated EBITDA to the Borrowers’ cash interest expense.

The Loan Agreement also contains customary events of default. If such an event of default occurs, the Lenders would be entitled to take various actions, including the acceleration of amounts due under the Loan Agreement and all actions permitted to be taken by a secured creditor.

The above summary of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, which is attached hereto as Exhibit 4.25 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.25	Second Amended and Restated Loan and Security Agreement, dated as of June 30, 2014, among the Company, Olympic Steel Lafayette, Inc., Olympic Steel Minneapolis, Inc., Olympic Steel Iowa, Inc., Oly Steel Welding, Inc., Oly Steel NC, Inc., Tinsley Group-PS&W, Inc., IS Acquisition, Inc., Chicago Tube and Iron Company, the lenders from time to time party thereto and Bank of America, N.A. as Agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLYMPIC STEEL, INC.

By:	/s/ Richard A. Manson
	Name:	Richard A. Manson
	Title:	Vice President and Treasurer

Date: July 3, 2014

EXHIBIT INDEX

Exhibit No.	Description

4.25	Second Amended and Restated Loan and Security Agreement, dated as of June 30, 2014, among the Company, Olympic Steel Lafayette, Inc., Olympic Steel Minneapolis, Inc., Olympic Steel Iowa, Inc., Oly Steel Welding, Inc., Oly Steel NC, Inc., Tinsley Group-PS&W, Inc., IS Acquisition, Inc., Chicago Tube and Iron Company, the lenders from time to time party thereto and Bank of America, N.A. as Agent for the Lenders.